Exhibit 10.2

Agreement

This Agreement shall be made and entered into among and between Willtek Corperation (hereinafter referred to as “WILT”) and MB tech Inc. which listed on OTCBB under the symbol of MBTT (hereinafter referred to as “MBTT”) with mutual good faith under the following terms and conditions.

Article 1. Purpose

The purpose of this Agreement is to provide for basic terms and conditions for MBTT to acquire one hundred percent (100%) of Willtek America Inc.’s shares and sixty one percent (61% ) of Willtek Communication Holdings GmbH’s shares from WILT. And the purpose hereof is to provide for the agreement under which MBTT shall acquire the additional shares of Willtek Communication GmbH, a subsidiary of Willtek Communication Holdings GmbH.

Article 2 Share Exchange Conditions

1.

MBTT shall issue sixteen million six hundred seventy nine thousand and three hundred forty (16,679,340) new common stocks in exchange for one hundred percent (100%) of Willtek America Inc.’s stocks which WILT owns.

2.

MBTT shall issue twenty six million six hundred eighty eight thousand and six hundred seventy eight (26,688,678) new common stocks in exchange for sixty one percent (61%) of Willtek America Inc.’s stocks which WILT owns.

3.

A total of 43,368,018 of new common stocks shall be issued to exchange with two subsidiary companies of WILT as set forth in Paragraphs 1 and 2, which equals to fifty one percent (56%) of MBTT’s total outstanding and issued common stocks.

Article 3 Additional Transaction

WILT shall process to acquire additional fifty one percent (51%) of shares owned by Willtek communication GmbH, a subsidiary of Willtek Communication Holdings GmbH located in German. And MBTT shall take responsibility for additional financing which required for WILT to acquire additional shares of Willtek communication GmbH.

Article 4 Financing

To progress this agreement smoothly, MBTT shall finance more than US$ 10,000,000 within fifty (50) days after both parties shall sign this agreement.

Article 5 Uses of Fund

1.

US$ 4,500,000 from the fund as provided for in Article 4 hereof shall be used only for the acquisition of fifty one percent (51%) of Willtek Communication GmbH’s shares as set forth in Article 3 hereof.

2.

US$ 3,000,000 from the fund shall be used for restructuring R&D part which shall be required for the transaction as set forth in Articles 2 and 3.

3.

US$ 500,000 from the fund shall be used for the operational expenses of MB Tech Korea.

4.

Eight percent (8%) of fund shall be used for expenses and commission for financing.

5.

The remaining amount after deductions as set forth Paragraphs 1,2,3 and 4 shall be used for the operational expenses of US Company.

Article 6 Board of Directors

Upon the transaction as set forth in Article 2 hereof, the Board of Directors of MBTT shall be composed of new 5 directors, 2 from MBTT and 3 from WILT.

Article 7 Management

Upon the transaction as provided for in Article 2 hereof, Management shall be determined and appointed by the new Board of Directors as set forth in Article 6 hereof.

Article 8 Principle of Faithfulness and Sincerity

Upon the execution of this Agreement, both parties hereto shall efficiently manage and operate their own company’s businesses and properties. When and if any act which may have a material effect on each party’s properties and obligations shall be committed, both parties hereto shall settle through negotiation.

Article 9 Share Exchange Contract

Both parties shall sign new share exchange contract no later than September 30. 2003. The share exchange contract will provide for more detailed terms and conditions which include those failed to set forth in this Agreement.

Article 10 Effect and Termination

This agreement shall be valid until Sep 30. 2003. Both parties can extend the term and change conditions by mutual consent. If the obligations as set forth in Articles 2, 3, 4 and 5 shall not be performed, one party may terminate this agreement by providing the other party with it’s written notice of termination prior to ten (10) days.

Article 11 Others

JJ Consulting shall be appointed as a consultant for the transaction as provided for in this Agreement. When and if a majority of WILT’s shares shall be acquired, MBTT shall pay a certain amount of its newly issued stock for JJ Consulting’s service.

Article 12 Effective Date

This Agreement shall come into force from the date of signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their respective officers duly authorized and each party shall keep one copy.

October 11, 2003

Willtek Corporation

MB Tech Inc

CEO & President

CEO & President

B.K. Chang

Hanwook Bae

/s/ B.K. Chang

/s/ Hanwook Bae